Exhibit 23.1.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-155774) and related Prospectus of Chartered Semiconductor Manufacturing Ltd. for the registration of debt securities, ordinary shares, including ordinary shares represented by American Depositary Shares, preference shares and warrants and to the incorporation by reference therein of our report dated February 9, 2009, with respect to the financial statements of Chartered Semiconductor Manufacturing (Tampines) Pte. Ltd. (formerly known as Hitachi Semiconductor Singapore Pte. Ltd.) included in Chartered Semiconductor Manufacturing Ltd.’s report on Form 6-K dated February 27, 2009.
/s/ Ernst & Young LLP
Singapore
March 9, 2009